Exhibit 5.1

[LETTERHEAD OF THE BRINK’S COMPANY]

February 28, 2012

The Brink’s Company
1801 Bayberry Court
P. O. Box 18100
Richmond, VA 23226-8100

Registration Statement on Form S-3

Ladies and Gentlemen:

As General Counsel of The Brink’s Company (the “Company”), I have acted as counsel to the Company in connection with the Registration Statement on Form S-3 (the “Registration Statement”) being filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), on or about the date of this letter, to register shares of the Company’s common stock, par value $1.00 per share, which may be offered from time to time by the Company, The Brink’s Company Pension-Retirement Plan Trust and additional selling security holders as may be named, as set forth in the prospectus contained in the Registration Statement and as may be set forth in one or more supplements to the prospectus (such shares, the “Common Stock”).

I am familiar with the Registration Statement and the exhibits thereto. I, or attorneys under my supervision, have also examined originals or copies, certified or otherwise, of such other documents, evidence of corporate action and instruments as I have deemed necessary or advisable for the purpose of rendering this opinion. As to questions of fact relevant to this opinion, I have relied upon certificates or written statements from officers and other appropriate representatives of the Company and its subsidiaries or public officials. In all such examinations, I have assumed the genuineness of all signatures, the authority to sign and the authenticity of all documents submitted to me as originals. I have also assumed the conformity to the original of all documents submitted to me as copies.

Based upon and subject to the foregoing, I am of the opinion that:

1.	The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the Commonwealth of Virginia.

2.
With respect to shares of Common Stock, when (A) the Board of Directors of the Company or a duly constituted, authorized and acting committee thereof (such Board of Directors or committee thereof, the “Board”) has taken all necessary corporate action to approve the issuance of shares of Common Stock and related matters, (B) to the extent the shares of Common Stock are represented by certificates, such certificates have been duly executed, countersigned and registered and (C) the shares of Common Stock have been issued by the Company and delivered in accordance with an applicable definitive purchase, underwriting or similar agreement approved by the Board upon payment of the consideration therefor (which consideration is not less than the par value of the Common Stock) provided for therein (assuming at all times of such issuances that the Company has a sufficient number of authorized and unissued shares of Common Stock available therefor), then such shares of Common Stock will be duly authorized and validly issued, and will be fully paid and nonassessable.

I hereby consent to the use of my name in the Registration Statement and to the filing, as an exhibit to the Registration Statement, of this opinion. In giving this consent, I do not hereby admit that I am in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission.

Sincerely,

/s/ McAlister C. Marshall, II

McAlister C. Marshall, II
General Counsel